Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

GORDON BROTHERS COMMERCIAL & INDUSTRIAL, LLC,

as Purchaser,

and

Akoustis Technologies, Inc., Akoustis, Inc., Griding and Dicing

Services, Inc., and RFM Integrated Device Inc.,

as Sellers

Dated as of December 15, 2024

i

Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		19

4.1	Organization, Good Standing and Other Matters	19
4.2	Authority and Enforceability	19
4.3	No Conflict: Required Filings and Consents	20
4.4	Financing	20
4.5	Solvency	20
4.6	Litigation	20
4.7	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	20
4.8	No Other Representations or Warranties	21

Article 5 BANKRUPTCY COURT MATTERS		22

5.1	Competing Transaction	22
5.2	Bankruptcy Court Filings	22
5.3	Assumption of Assigned Contracts.	23
5.4	No Successor Liability	24

Article 6 PRE-CLOSING COVENANTS		25

6.1	Conduct of Business	25
6.2	Access; Confidentiality	26
6.3	Efforts to Consummate	27
6.4	Notices and Consents	27
6.5	Regulatory Matters and Approvals	27
6.6	Public Announcements	28
6.7	Update of Schedules; Knowledge of Breach	29
6.8	Notification of Certain Matters	29

Article 7 POST-CLOSING COVENANTS		29

7.1	Reserved	29
7.2	Post-Closing Receipt and Possession of Assets	29
7.3	Tax Matters	30
7.4	Transferred Assets	31
7.5	Access	31
7.6	Access Period Liabilities Holdback	31

Article 8 CONDITIONS PRECEDENT		31

8.1	Conditions to Each Party’s Obligation	31
8.2	Conditions to Obligation of Purchaser	31
8.3	Conditions to Obligations of the Sellers	32

ii

Article 9 TERMINATION		32

9.1	Events of Termination	32
9.2	Effect of Termination	34

Article 10 GENERAL PROVISIONS		35

10.1	Survival of Representations, Warranties and Covenants	35
10.2	Entire Agreement	35
10.3	Amendment; No Waiver	35
10.4	Severability; Specific Versus General Provisions	36
10.5	Expenses and Obligations	36
10.6	Notices	36
10.7	Counterparts	37
10.8	Governing Law	37
10.9	Submission to Jurisdiction; Consent to Service of Process	38
10.10	Waiver of Jury Trial	38
10.11	Rights Cumulative	38
10.12	Assignment	38
10.13	Specific Enforcement; Remedies	39
10.14	No Third-Party Beneficiaries	39
10.15	No Personal Liability of Directors, Officers and Owners	39
10.16	General Release	40
10.17	Legal Representation	41

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Escrow Agreement
Exhibit C	Sale Order

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 15, 2024, is entered into by and among Gordon Brothers Commercial & Industrial, LLC, a Delaware limited liability company (“Purchaser”), Akoustis Technologies, Inc., a Delaware corporation (“Akoustis Technologies”), Akoustis, Inc., a Delaware corporation (“Akoustis”), Griding and Dicing Services, Inc., a California corporation (“GDSI”), and RFM Integrated Device Inc., a Texas corporation (“RFMI,” and collectively with Akoustis Technologies, Akoustis and Akoustis Services, the “Sellers”). Purchaser and the Sellers are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Sellers are engaged in the Business and collectively own all of the Transferred Assets;

WHEREAS, on or about December 16, 2024 (such date, the “Petition Date”), each of the Sellers intend to commence a voluntary case under Chapter 11 of the Bankruptcy Code (each, a “Bankruptcy Case,” and collectively, the “Bankruptcy Cases”) by filing a petition for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Sellers intend to seek entry by the Bankruptcy Court of the Bid Procedures Order approving the Bid Procedures;

WHEREAS, subject to approval of the Bankruptcy Court, Purchaser will purchase, and the Sellers will sell, all of the Sellers’ right, title and interest in and to the Transferred Assets, and Purchaser will assume the Assumed Liabilities, in each case, on the terms and subject to the conditions set forth in this Agreement, pursuant to, among other provisions thereof, Section 363 of the Bankruptcy Code, and in accordance with the Bid Procedures and subject to entry of the Sale Order by the Bankruptcy Court;

WHEREAS, (i) upon the Bankruptcy Court’s entry of the Bid Procedures Order (A) the Sellers, Purchaser and Escrow Agent shall have entered into the Escrow Agreement, and (B) Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into an escrow account (the “Deposit Escrow Account”) to be established and maintained by Escrow Agent pursuant to the Escrow Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
DEFINED TERMS

1.1  Defined Terms. The following terms shall have the following meanings in this Agreement:

“Access Agreements” means those certain Access Agreements, collectively, by and between the Sellers, Purchaser, and each landlord to the Facilities providing Purchaser access to the Facilities during the Access Period.

“Access Period” means the period of time from the Closing Date to the earlier of (i) the 180th day (or first Business Day thereafter if such 180th day is not a Business Day) after the Closing Date, unless Purchaser elects to extend such period for up to an additional 90 days by written notification to Sellers (with the Access Period Extension Liabilities being at Purchaser’s sole cost and expense), then such 270th day (or first Business Day thereafter if such 270th day is not a Business Day) and (ii) Purchaser’s notice to Sellers of its termination of the Access Period.

“Access Period Extension Liabilities” means, if Purchaser chooses to exercise such 90-day extension, the Access Period Liabilities incurred during such additional period prior to termination thereof, which such amount shall be no more than $800,000.

“Access Period Liabilities” means any and all amounts required to be paid for Sellers to comply with the Warming Requirements and to keep the Facilities accessible by Purchaser and in condition to store the Transferred Assets, including, without limitation, all rent for the Facilities, utilities, wages for employees to carry out the Warming Requirements, rent for leased equipment used in the Facilities, and loan payments for loans secured by the Facilities.

“Access Period Liabilities Holdback” means an amount equal to the Access Period Liabilities, which amount shall be agreed upon by Sellers and Purchaser at least seventy-two (72) hours before the Closing Date.

“Action” means any action, claim, investigation, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator, including any cancellation, opposition, inter parties review, or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means (a) the beneficial ownership of more than fifty percent (50%) of the equity or voting securities of any other Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Akoustis Transferred Assets” means those assets set forth on SCHEDULE 2.1(a).

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation or other similar transaction resulting from the Auction, of a material portion of the Transferred Assets, in a transaction or series of transactions with one or more Persons other than Purchaser; provided, that for the avoidance of doubt, any sale, transfer or other disposition of all or any portion of the GDSI Transferred Assets or the RFMI Transferred Assets to a Person other than Purchaser shall not constitute an Alternative Transaction.

“Appraisal” means that certain appraisal of the Transferred Assets dated as of November 4, 2024.

“Asset Tax Return” means a Tax Return relating to an obligation to pay Asset Taxes.

“Asset Taxes” means any Taxes with respect to the ownership or operation of the Transferred Assets (excluding, for the avoidance of doubt, (a) Taxes based on receipts, net or gross income, (b) VAT and (c) Transfer Taxes).

“Assigned Contracts” means the Contracts of the Sellers listed on SCHEDULE 1.1(a) that Purchaser designates as Designated Contracts pursuant to Section 5.3(c), excluding such Contracts that expire or are terminated prior to the Closing.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

“Attorney-Client Information” has the meaning set forth in Section 10.17.

“Auction” has the meaning set forth in the Bid Procedures.

“Backup Bid Expiration Date” has the meaning set forth in the Bid Procedures.

“Backup Bidder” has the meaning set forth in the Bid Procedures.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Amount” equals $10,000,000.00 (Ten Million Dollars); provided, however, in the event the GDSI Transferred Assets are not transferred to Purchaser at Closing, the Base Amount shall be reduced by the GDSI Purchase Price Deduction; provided, however, in the event the Closing occurs more than 52 days after the Petition Date, the Base Amount shall equal $7,000,000 plus the Sellers’ Shared Proceeds.

“Bid Procedures” means those certain bidding procedures attached as Exhibit 1 to the Bid Procedures Order and agreed upon by Sellers and Purchaser.

“Bid Procedures Order” means an Order by the Bankruptcy Court approving (i) the Bid Procedures, (ii) the Purchaser as the “stalking horse” bidder for the Transferred Assets pursuant to the terms of this Agreement, and (iii) the Bid Protections.

“Bid Protections” means (i) the Expense Reimbursement, and (ii) a breakup fee in the amount of $300,000.00, each payable to Purchaser on the terms and conditions set forth in Section 9.2.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement in respect of the Transferred Assets and any Assumed Liabilities, dated as of the Closing Date, by and between the Sellers and Purchaser, substantially in the form attached hereto as Exhibit A.

“Business” means the business of the Sellers immediately prior to Closing.

“Business Confidential Information” means information in the Sellers’ possession on or prior to the Closing Date that is confidential, proprietary or generally not available to the public and related to the operation of the Business, regardless of the form or format of the information (written, verbal, electronic or otherwise). “Business Confidential Information” does not include information that is or becomes generally available to the public through no breach by the Sellers of this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in the State of New York are authorized or required to be closed.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant thereto.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 18, 2024, by and between Akoustis Technologies and GB Funding, LLC.

“Consent” means any consent, approval, authorization, waiver or license.

“Contract” means any written or oral agreement, mortgage, indenture, lease (whether for real or personal property), license, commitment, sale and purchase order, contract or subcontract, and any other written or oral instrument, arrangement or understanding of any kind that is or purports to be legally binding.

“Contracting Parties” has the meaning set forth in Section 10.15.

“Cure Costs” means the monetary amounts that are required to be paid under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Designated Contract, as agreed upon by the Parties, or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

“Deposit Escrow Account” has the meaning set forth in the Recitals.

“Deposit Escrow Amount” means $1,000,000.

“Designated Contracts” has the meaning set forth in Section 5.3(c).

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued pursuant thereto.

“Escrow Agent” means Citizens Bank, N.A. or an escrow agent mutually agreeable to Sellers and Purchaser

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and between the Sellers, Purchaser and the Escrow Agent, a copy of which is attached hereto as Exhibit C.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” means Contracts other than the Assigned Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expense Reimbursement” means an expense reimbursement for reasonable and documented fees and expenses of Purchaser incurred in connection with this Agreement or the Transactions in an amount not to exceed $100,000.

“Expense Reimbursement Deposit” means a portion of the Expense Reimbursement in the amount of $75,000, which amount was advanced by Sellers to, and is being held on deposit with, Purchaser.

“Facilities” means all of locations leased, owned or otherwise occupied by Sellers and in which any of the Transferred Assets are located, including without limitation, the facilities located at 5450 Campus Drive, Canandaigua, NY; 9805 Northcross Center Court, Suite A, Huntersville, NC; and 925 Berryessa Road, San Jose, CA.

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing, or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal thereon), (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for a new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect.

“Fraud” means actual and intentional common law fraud by a Party or its representatives, as determined in accordance with the Laws of the State of Delaware, with respect to the making of any representation or warranty by such Party set forth in this Agreement.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“Fundamental Purchaser Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, and Section 4.3(a).

“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, and Section 3.3(i).

“GAAP” means then-current generally accepted accounting principles in the United States.

“GDSI Purchase Price Deduction” means $500,000.00.

“GDSI Transferred Assets” means those assets set forth on SCHEDULE 2.1(b).

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).

“Injunction” means that certain Permanent Injunction issued by the United States District Court for the District of Delaware on October 15, 2024 in the matter of Qorvo, Inc. v. Akoustis Technologies and Akoustis, Inc. (Case No. 1:21-cv-01417), or any modification thereto.

“Inspection” means Purchaser’s inspection of the Transferred Assets within seventy-two (72) hours prior to the Auction.

“Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction throughout the world, arising from the following: (i) patents and patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, renewal applications, or reexaminations thereof; (ii) trademarks, service marks, trade dress, service names, trade names, brand names, logos, business names, corporate names and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith and symbolized thereby; (iii) copyrights in both published and unpublished works (including copyrights in Software and in hardware design, manufacturing files, technical documentation, instructions, user manuals, and training materials related to hardware, and in configuration, implementation, service and maintenance instructions, and records related to Software or hardware), and all registrations, applications for registration, renewals, extensions, restorations, and reversions, and all moral rights thereof; (iv) trade secrets, industrial secret rights, database rights, and rights in know-how, confidential or proprietary information (including trade secret and other proprietary information rights in unpublished Software and in hardware design, manufacturing files, technical documentation, instructions, user manuals, and training materials related to hardware, and in configuration, implementation, service and maintenance instructions, and records related to Software or hardware); (v) internet domain name registrations and social media accounts; (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world; (vii) the right to sue and recover for past, present, and future infringement, misappropriation, breach or other violation of any of the foregoing; and (viii) all rights to collect any fees, revenues, and royalties on any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Sellers, the actual knowledge, after reasonable inquiry, of Mark Podgainy, in each case as of the date of this Agreement or the Closing Date, as applicable (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, after reasonable inquiry, of Jim Lightburn, in each case as of the date of this Agreement or as of the Closing Date, as applicable (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any federal, national, provincial, state, local or municipal law, ordinance, principle of common law, code, regulation or statute enacted, adopted, issued or promulgated by any Governmental Authority.

“Law Firm” means K&L Gates LLP and its successors.

“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens issued pursuant to Section 361, 363 or 364 of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, hypothecation, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including easements, encroachments, rights of first refusal, preemptive rights, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under the Bankruptcy Code, and including all costs and expenses relating thereto.

“Losses” means, with respect to any Person, all losses, Liabilities, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) of any kind against or affecting such Person. “Non-Transferred Asset” has the meaning set forth in Section 2.5.

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Order” means any award, decision, injunction, order, judgment, ruling, decree, writ, subpoena, settlement, verdict, or assessment or arbitration award entered, issued, made or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Organizational Documents” means (a) the article or certificate of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation or organization or articles of organization of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses “(a)” through “(d),” and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(f).

“Owned Intellectual Property” means the Intellectual Property owned by the Sellers.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means all permits, authorizations, licenses, registrations, certificates, franchises, clearances, qualifications, exemptions, waivers, variances, privileges, consents and other approvals issued by or from any Governmental Authority.

“Person” means any individual, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any Transferred Asset that constitutes “personal data,” “personal information,” “personally identifiable information,” or other equivalent terms under applicable Privacy Requirements.

“Petition Date” means December 16, 2024.

“Potential Assigned Contracts” means those Contracts of the Sellers listed on SCHEDULE 1.1(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Inspection Condition” means the condition of the Transferred Assets represented in the Appraisal.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privacy Requirements” means all applicable Laws governing data protection and privacy with respect to the collection, use and processing of Personal Information.

“Public Health Measures” means any (a) closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, quarantine, shut down, closure, curfew or other restrictions or any other Laws, orders, decrees, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with any pandemic or disease, outbreak of disease or other public health emergency (including COVID-19), or (b) commercially reasonable actions taken in good faith by any Party as a result of any pandemic or disease, outbreak of disease or other public health emergency (including COVID-19).

“Purchase Price” has the meaning set forth in Section 2.8(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Group Members” has the meaning set forth in Section 10.17.

“Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, Access Agreements and any other document, agreement, certificate or instrument entered into in connection with this Agreement.

“RFMI Transferred Assets” means those assets set forth on SCHEDULE 2.1(c).

“Sale Motion” has the meaning set forth in Section 5.2(a).

“Sale Order” means a Final Order of the Bankruptcy Court approving and authorizing this Agreement and all of the terms and conditions hereof (including approving and authorizing the Sellers’ assumption and assignment, pursuant to Section 365 of the Bankruptcy Code, of the Assigned Contracts, and approving and authorizing the Sellers to consummate the Transactions contemplated hereby Free and Clear to the full extent permitted pursuant to Section 363(f) of the Bankruptcy Code, and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code), in form and substance acceptable to Purchaser and the Sellers. The Sale Order shall be appended to this Agreement as Exhibit C prior to the Closing Date.

“Seller Access Contact” has the meaning set forth in Section 6.2(a).

“Seller Group Members” has the meaning set forth in Section 10.17.

“Seller Releasing Party” has the meaning set forth in Section 10.16(a).

“Seller Taxes” means any (a) Liability of the Sellers for Taxes, other than Asset Taxes for the portion of any Straddle Period beginning after the Closing Date, (b) any Liability for Asset Taxes attributable to any Pre-Closing Tax Period and the portion of a Straddle Period ending on the Closing Date allocated to the Sellers pursuant to Section 7.3(c), (c) any Liability of the Sellers for the unpaid Taxes of any Person under Section 1.1502-6 of U.S. Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract (other than Taxes pursuant to a contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes that are for a Post-Closing Tax Period), or otherwise by operation of Law and (d) any Transfer Taxes allocated to the Sellers pursuant to Section 2.9.

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Shared Proceeds” means Sellers’ portion of the Shared Proceeds, as determined pursuant to the calculations set forth on Annex A attached hereto.

“Shared Proceeds” means all cash and any other consideration provided to Purchaser after the Closing of the Transactions for the subsequent sale, investment, financing or otherwise with respect to the Transferred Assets (or any portion thereof).

“Software” shall mean computer software programs, routines, scripts, algorithms, instructions, libraries, and software systems, including technical databases, compilations, tool sets, compilers, applications, interfaces, higher level “proprietary” languages and related technical, training, programmer, maintenance, specification, flowchart, and user manuals, flowcharts, descriptions, records, files, documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Successful Bidder” has the meaning set forth in the Bid Procedures.

“Tax” means any United States federal, state, local or foreign tax, custom, duty, or other like assessment or charge in the nature of a tax (including any income, franchise, branch profits, capital gains, value-added, sales, use, property, transfer, payroll, social security windfall profit, production, excise, stamp, environmental or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.9.

“Transferred Assets” has the meaning set forth in Section 2.1.

“VAT” means any value-added tax, goods and services tax or similar tax charged or collected by any Governmental Authority.

“Warming Requirements” has the meaning set forth on Schedule 3.5 hereto.

“Work-Around” has the meaning set forth in Section 2.5.

1.2  Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(ii)  Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent that the relevance of such disclosure to such other Schedule is reasonably apparent on its face to a reader of such disclosure. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Amendments. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

(v) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(vi) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or any Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vii) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(viii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(ix) Including. The word “including,” or any variation thereof, means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(x) To the Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(xi) Successors. A reference to any Party to this Agreement, any Related Document or any other agreement or document shall include such Party’s successors and permitted assigns.

(xii) Laws. A reference to laws or legislation are references to such laws and legislation as they may be amended or supplemented from time to time, and references to laws and legislation include references to any succeeding law, modification or re-enactment thereof, any legislative provision substituted therefor, and to the implementing rules or regulations promulgated pursuant thereto.

(xiii) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a specific reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on such balance sheet or financial statements or (c) such item is set forth in the notes to such financial statements.

(xiv) Made Available. Any reference in this Agreement to “made available” means only a document or other item of information that was (1) provided, delivered or made available to Purchaser and its representatives in the electronic data room maintained by SecureDocs under the name Project Tune,” and to which Purchaser and its representatives have access, or (2) publicly filed and available on the SEC’s “EDGAR” database, in the case of each of the foregoing clauses “(1)” and “(1)”, as of 5:00 p.m. (prevailing Eastern Time) on the date that is one (1) day prior to the date hereof.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein, except as otherwise set forth herein. The phrase “to Sellers’ Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and the Related Documents, and in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement and the Related Documents. The Parties agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the Party agreeing to such change is agreeing to a change in meaning (as the Party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

Article 2
THE PURCHASE AND SALE; CLOSING

2.1  Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Purchaser shall purchase, assume and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear, all of the Sellers’ rights, title and interests in, to and under all tangible personal property located at the Facilities (but excluding any Excluded Assets), including, without limitation, (a) all tool and tool related equipment set forth on Schedules SCHEDULE 2.1(a)-SCHEDULE 2.1(c), and (b) all machinery and equipment, all racking, material handling, IT equipment (except the IT equipment that is included on Schedule 2.2 as an Excluded Asset), spare parts, shop equipment, manufacturing supplies, furniture, fixtures, scrap materials, mechanical equipment, waste water systems and reverse osmosis systems, all as the same shall exist on the Closing Date (collectively, the “Transferred Assets”).

2.2  Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, title, rights and interest in, to and under all assets and interests of the Sellers that are not Transferred Assets, including specifically the assets set forth on SCHEDULE 2.2 (collectively, the “Excluded Assets”), shall be retained by the Sellers, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction.

2.3  Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms (or as otherwise provided herein) the following Liabilities of the Sellers, as such Liabilities relate to the Transferred Assets or the Transactions (all such liabilities being assumed herein, collectively, the “Assumed Liabilities”):

(a) all Liabilities arising under the Assigned Contracts incurred or arising exclusively with respect to the period after the Closing;

(b) all Cure Costs; and

(c) all Taxes for which Purchaser is liable pursuant to this Agreement, including the Transfer Taxes as set forth in Section 2.9 and Asset Taxes allocated to Purchaser pursuant to Section 7.3(c).

2.4  Excluded Liabilities. Notwithstanding Section 2.3 or anything to the contrary herein, Purchaser will not assume or be liable for, and the Sellers shall remain fully and solely responsible for, all Liabilities of the Sellers that are not listed in Section 2.3 as Assumed Liabilities, including, without limitation, the following Liabilities (all such Liabilities being excluded, the “Excluded Liabilities”):

(a) all Liabilities of the Sellers relating to or arising under any Excluded Asset, including any Excluded Contract;

(b) all Seller Taxes;

(c) all Liabilities of the Sellers under this Agreement;

(d) any transaction expenses of the Sellers, including the fees and costs of legal and financial advisors to the Sellers in connection with the Transactions and the cost of any retention bonuses implemented by the Sellers;

(e) all Liabilities of the Sellers relating to or arising under the Assigned Contracts incurred or arising exclusively with respect to the period prior to the Closing.

2.5  Reserved.

2.6  Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is two (2) Business Days after the date on which all of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the Party entitled to the benefit of the same, unless another time or date is agreed to in writing by the Parties. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously. For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 11:59 p.m. (prevailing Eastern Time) on the Closing Date.

2.7  Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser and the Sellers, as applicable, shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement, Escrow Agreement, and Access Agreements and all third parties to the Access Agreements shall have executed the Access Agreements.

(b) Purchaser shall deliver, or cause to be delivered, to the Sellers or the applicable Person, each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a)(i) and Section 8.3(b); and

(ii) payment of the closing payment pursuant to Section 2.8(a) and payment of any Cure Costs pursuant to Section 5.3(d).

(c) The Sellers shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Sellers as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(ii) an IRS Form W-9 with respect to the Sellers, duly completed and executed; and

(iii) a copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets in Purchaser Free and Clear.

2.8  Purchase Price; Assumed Liabilities; Deposit.

(a) Upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser, Purchaser shall pay to the Sellers (on behalf of all of the Sellers) an aggregate purchase price equal to (A) the Base Amount, plus (B) the amount of the Expense Reimbursement Deposit, minus (C) the Deposit Escrow Amount, and the Deposit Escrow Amount shall be released to the Sellers (on behalf of all of the Sellers) by the Escrow Agent pursuant to Section 2.8(c) (collectively, including the Deposit Escrow Amount, the “Purchase Price”). At the Closing, the Purchase Price, minus the Access Period Liabilities Holdback shall be paid to Sellers (on behalf of all of the Sellers), by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Sellers to Purchaser at least three (3) Business Days prior to the Closing. Within thirty (30) days after Closing, and on each thirty (30)-day period following Closing, a pro rata portion of the Access Period Liabilities Holdback, minus any amounts paid therefrom by Purchaser during the Access Period for Access Period Liabilities, shall be paid to Sellers (on behalf of all of the Sellers), by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Sellers to Purchaser.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities.

(c) Upon the Bankruptcy Court’s entry of the Bid Procedures Order, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into the Deposit Escrow Account to be established and maintained by Escrow Agent pursuant to the Escrow Agreement. The Deposit Escrow Amount shall be distributed as follows:

(i) if the Closing occurs, (A) the Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Sellers (on behalf of all of the Sellers), by irrevocable wire transfer of immediately available funds, to an account designated by the Sellers to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to the Sellers (on behalf of all of the Sellers) at Closing and credited against the amount required to be paid by Purchaser to the Sellers at Closing in accordance with Section 2.8(a);

(ii) if this Agreement is terminated by the Sellers in accordance with the terms of this Agreement pursuant to Section 9.1(d), (A) the Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Sellers (on behalf of all of the Sellers), by irrevocable wire transfer of immediately available funds, to an account designated by the Sellers to the Escrow Agent, and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty) shall be delivered to the Sellers (on behalf of all of the Sellers) within two Business Days following delivery of such joint written instruction; or

(iii) if this Agreement is terminated in accordance with its terms for any reason other than by the Sellers pursuant to Section 9.1(d), (A) the Sellers and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to Purchaser within two Business Days following delivery of such joint written instruction.

2.9  Transfer Taxes. It is the intention of Purchaser and the Sellers that any Transactions closing after the Petition Date be exempt from all transfer, documentary, sales, use, excise, stock transfer, stamp, recording, registration and other similar Taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) pursuant to Section 1146(a) of the Bankruptcy Code. Purchaser and the Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes due with respect to the Transactions. In the event any Transfer Taxes are required to be paid with respect to the Transactions, the Purchaser shall be responsible and liable for such Transfer Taxes and shall indemnify, defend and hold harmless the Sellers against any such Transfer Taxes. The party required by applicable Law to file a Tax Return with respect to any such Transfer Taxes shall prepare and timely file, or cause to be prepared and timely filed, any such Tax Return. The Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes. To the extent any Seller is required to remit any such Transfer Tax, at least three Business Days before the due date for the payment of any such Transfer Tax, Purchaser shall wire in immediately available funds such Transfer Taxes to such Seller to ensure timely payment.

2.10  Reserved.

2.11  Escrow Account. At the Closing, the Deposit Escrow Amount shall be (a) used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.8(c) or (b) released to Purchaser or the Sellers pursuant to Section 2.8(c). Upon the final release of all of the Deposit Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall automatically terminate. Any fees owed to the Escrow Agent shall be shared equally by the Sellers and the Purchaser. Prior to its release pursuant to the terms of this Agreement and the Escrow Agreement, the Deposit Escrow Amount shall be held in trust for the benefit of the Sellers and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

2.12  Further Assurances. From time to time following the Closing, the Parties will execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors and assigns of all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure to the Sellers and their successors and assigns of the assumption of the Assumed Liabilities intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions.

2.13  Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, that Purchaser and its Affiliates shall use commercially reasonable efforts to provide advance notice of any such intent by them to deduct or withhold to the Sellers, and Purchaser and its Affiliates shall cooperate in good faith with the Sellers to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the SEC Reports prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Sellers hereby make the representations and warranties contained in this Article 3 to Purchaser as of the date hereof and as of the Closing:

3.1 Organization, Good Standing and Other Matters. Each of the Sellers is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Pursuant to the authority granted to them by the Bankruptcy Court, the Sellers have the requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted. Each of the Sellers is duly qualified to do business as a foreign corporation or limited liability company and in good standing in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be material to the Transferred Assets or the ability of the Sellers to consummate the Transactions.

3.2 Authority and Enforceability. Each of the Sellers has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which the Sellers is (or at Closing, will be) a party, and the consummation by the Sellers of the Transactions, have been duly authorized and approved by all necessary corporate action on the part of the Sellers and the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Sellers, assuming the due execution and delivery by Purchaser, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Sellers, enforceable against them in accordance with its respective terms.

3.3 No Conflict; Required Filings and Consents. Other than with respect to Excluded Contracts and except such filings as may be required in connection with the Transfer Taxes described in Section 2.9, the execution and delivery of this Agreement by the Sellers does not and the execution and delivery of the Related Documents by the Sellers will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of the Sellers, (ii) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, violate or conflict with any Law or Order to which the Sellers, the Business and the Transferred Assets are subject, (iii) require the Sellers to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority, or (iv) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Sellers or with respect to the Business.

3.4 Compliance With Laws; Permits. To the Sellers’ Knowledge, no Seller has received written notice from any Governmental Authority alleging that the Sellers are in material violation of any Laws applicable to its conduct of the Business. To the Sellers’ Knowledge, (i) all material municipal, county and state licenses and permits issued for the use and operation of the Business and Transferred Assets are in full force and effect, and (ii) no Seller has received written notice of any material violation with respect to such licenses and permits that remains uncured or unaddressed.

3.5 Transferred Assets. Sellers have good and marketable title to all of the Transferred Assets, free and clear of Claims. All Transferred Assets are in good working order, normal wear expected and are in a condition to operate as intended in accordance with applicable Laws. Sellers have cleaned all of the Transferred Assets, or will do so prior to the Closing Date, to ensure the Transferred Assets do not contain any information in violation of the Injunction and the sale of the Transferred Assets pursuant to this Agreement does not violate the Injunction. Sellers have taken all necessary steps to comply with, and have complied with, the Warming Requirements.

3.6 Insurance. Sellers are, and will be through the Closing Date, insured with insurers as set forth on Schedule 3.6, which schedule lists the insurance coverage carried by Sellers, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. Sellers have not received notice of cancellation or non-renewal of any such policy or binder and are not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder.

3.7 Taxes.

(a) The Sellers have timely filed (taking into account any extensions of time for such filings that have been properly and timely requested) all material Tax Returns that were required to be filed by the Sellers with respect to the Transferred Assets and all such Tax Returns are complete and accurate in all material respects. All material Taxes owed by the Sellers (whether or not shown on any Tax Return) with respect to the Transferred Assets have been timely paid. No material written claim has been made in the last five (5) years (which remains unresolved) by a Governmental Authority in a jurisdiction in which the Sellers do not file Tax Returns with respect to the Transferred Assets that the Sellers are or may be subject to taxation by that jurisdiction.

(b) There are no audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for any material Taxes of the Sellers with respect to the Transferred Assets that are pending or threatened in writing. None of the Sellers have waived any statute of limitations in respect of Taxes that remain unpaid or agreed to any extension of time with respect to an open Tax assessment or deficiency with respect to the Transferred Assets, other that any extensions granted in the ordinary course of business.

3.8 Contracts. Schedule 3.8 sets forth a list of all of Seller’s Contracts, whether written or oral, related to the Transferred Assets. Sellers have made true and correct copies of all such Contracts that are in writing available to Purchaser in the Dataroom and Schedule 3.8 sets forth a complete description of all Contracts which are not in writing. All Contracts are in full force and effect and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be subject to Enforceability Exceptions. Except as set forth on Schedule 3.8, each other party thereto has materially performed all the obligations required to be performed by it. Sellers have not received notice of default under the Contracts and to Sellers’ Knowledge, Sellers are not in default under the Contracts except for Enforceability Exceptions.

3.9 Litigation. Except as set forth on Schedule 3.9, there is no (i) claim, action, litigation, inquiry, proceeding (arbitral, administrative, legal or otherwise, including any informal proceeding), cause of action, audit, suit, settlement, stipulation, hearing, investigation, charge, complaint, demand or similar matter pending or threatened against or affecting the Transferred Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding pending relating to the Transferred Assets; or (iii) pending or threatened governmental inquiry involving the Transferred Assets. There are no outstanding orders, writs, judgments, injunctions or decrees served upon Sellers related to the Transferred Assets by any court, governmental agency or arbitration tribunal against Sellers related to the Transferred Assets. Sellers are not in default with respect to any order, writ, injunction or decree related to the Transferred Assets known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.10 Facilities. Sellers are current on all of their rent and/or mortgage payments for the Facilities, are in full compliance with their obligations under any leases for or loan agreements secured by such Facilities and have not received any notice of termination of any such lease or notice of their breach of any such lease or loan agreement.

3.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, the Sellers do not, nor do any other Persons on behalf of the Sellers, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Sellers disclaim any other representations or warranties, whether made by or on behalf of the Sellers or any other Person. The Sellers will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, the specific representations and warranties made by the Sellers in this Agreement and nothing in this Agreement shall be deemed to be a waiver of any claim for Fraud.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties contained in this Article 4 to the Sellers as of the date of this Agreement and as of the Closing:

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

4.2 Authority and Enforceability. Purchaser has all requisite corporate or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate or other entity action. This Agreement has been, and each Related Document will be, at or prior to Closing, duly executed and delivered by Purchaser, and assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.9, and (b) as set forth on SCHEDULE 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party, or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses “(a)” through “(a)” Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, prevent or materially impair or delay Purchaser’s performance of its obligations under this Agreement or the Related Documents or the consummation of the Transactions.

4.4 Financing. Purchaser has, and at the Closing will have, (i) sufficient cash on hand or other sources of funds immediately available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.8, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code.

4.6 Litigation. There is no Action pending, or to Purchaser’s Knowledge, formally threatened against Purchaser that would be reasonably be expected to prevent or materially impair or delay Purchaser’s performance of its obligations under this Agreement or the Related Documents or the consummation of the Transactions.

4.7 Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Purchaser acknowledges that it and its representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Business. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning the Sellers, the Business, the Transferred Assets and the Assumed Liabilities.

(b) Except for the representations and warranties expressly made by the Sellers in Article 3, Purchaser acknowledges and agrees that (i) the Sellers are not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 3.

(c) Other than the representations and warranties expressly set forth in Article 3, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Sellers and their Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Sellers and their Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article 3 and disclaims reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3.

(d) Notwithstanding the foregoing, nothing in this Section 4.7 or elsewhere in this Agreement shall limit Purchaser’s recovery rights in the event of Fraud.

4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Sellers or their representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives. Purchaser acknowledges and agrees that the enforceability of this Agreement against the Sellers is subject to entry of the Sale Order.

Article 5
BANKRUPTCY COURT MATTERS

5.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Sellers of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Sellers or otherwise) submitted pursuant to the Bid Procedures (each, a “Competing Bid”). From the date hereof (and any prior time) and until the entry of the Sale Order, the Sellers are permitted to, and to cause their representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets so long as such sale or disposition complies with the Bid Procedures. In addition, the Sellers shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Sellers or otherwise) pursuant to the Bid Procedures and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order, the Sale Order or other applicable Law, including supplying information relating to the Business and the assets of the Sellers to prospective purchasers.

5.2 Bankruptcy Court Filings.

(a) The Sale Motion. The Sellers shall file a motion or motions with the Bankruptcy Court within one (1) Business Day following the Petition Date, or as otherwise agreed upon by the parties, seeking the following relief: (i) approval of the sale of the Transferred Assets; (ii) approval of Purchaser as the “stalking horse” bidder for the Transferred Assets pursuant to the terms of this Agreement; and (iii) approval of the Bid Procedures, Bid Protections, and bid and other related protections in form and substance reasonably acceptable to Purchaser (the “Sale Motion”). The Sellers shall use their best efforts to cause the Bankruptcy Court to enter the Bid Procedures Order in the form attached to the Sale Motion as Exhibit A thereto, not later than January 13, 2025. The Sellers shall use their best efforts to obtain entry of the Sale Order (provided Purchaser is the Successful Bidder) in form and substance acceptable to Purchaser as more fully set forth in Exhibit C within two (2) Business Days after Purchaser is determined to be the Successful Bidder. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order, including a finding of adequate assurance of future performance by Purchaser, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(b) Bankruptcy Court Filings. The proposed Bid Procedures Order and the Sale Order shall be agreed upon by Sellers and Purchaser prior to the presentation of such Orders to the Bankruptcy Court. The Sellers shall obtain Purchaser’s approval with respect to any other pleadings or proposed Orders to be presented to the Bankruptcy Court relating to the Transaction, and the bankruptcy proceedings in connection therewith, and provide Purchaser with copies of applications, pleadings, notices, proposed Orders and other documents to be filed by the Sellers in the Bankruptcy Case that relate in any way to this Agreement, the Transaction, the Bid Procedures, the Bid Procedures Order or the Sale Order prior to the making of any such filing with or submission to the Bankruptcy Court.

(c) Bankruptcy Actions. Each of the Sellers and Purchaser shall appear formally in the Bankruptcy Court if reasonably requested by the other party or required by the Bankruptcy Court in connection with the transactions contemplated by this Agreement and keep the other reasonably apprised of the status of material matters related to this Agreement, including, upon reasonable request promptly furnishing the other with copies of notices or other communications received by the Sellers from the Bankruptcy Court or any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement.

(d) Approval. The Sellers’ obligations under this Agreement and in connection with the transactions contemplated hereby are subject to entry of the Sale Order, and to the terms of the Sale Order and any other orders of the Bankruptcy Court applicable to the transactions contemplated in this Agreement. Nothing in this Agreement shall require any Seller or any of their respective Affiliates to give testimony to or submit a motion to the Bankruptcy Court that is untruthful or to violate any duty of candor or other fiduciary duty to the Bankruptcy Court or its stakeholders.

(e) Appeals. If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order or the Sale Order, or such other Order), subject to rights otherwise arising from this Agreement, the Sellers shall use commercially reasonable efforts to take all reasonable actions as may be necessary to prosecute and defend such appeal, petition or motion and obtain an expedited resolution thereof.

(f) Backup Bidder. If an Auction is conducted pursuant to the Bid Procedures Order and Purchaser is not the Successful Bidder, Purchaser shall, in accordance with and subject to the Bid Procedures Order, serve as the Backup Bidder if Purchaser is the next highest or otherwise best bidder for the Transferred Assets at Auction. If Purchaser is chosen as the Backup Bidder, Purchaser will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as may be amended with the Sellers’ written consent prior to or at the Auction) open and irrevocable until the Backup Bid Expiration Date. If the agreement with the Successful Bidder (other than Purchaser) is terminated prior to closing under such agreement and Purchaser has been designated as the Backup Bidder, Purchaser will be deemed to be the Successful Bidder and Purchaser will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be amended with Sellers’ written consent prior to or at the Auction), subject to the right of Purchaser to elect to not serve as the Backup Bidder at any time after the Backup Bid Expiration Date.

5.3 Assumption of Assigned Contracts.

(a) The Sellers shall assign to Purchaser, and Purchaser shall assume upon the terms set forth in this Agreement, the Assigned Contracts at the Closing pursuant to the Sale Order, which shall provide for the assumption by the Sellers, and the assignment to the extent legally capable of being assigned by the Sellers to Purchaser, of each Assigned Contract.

(b) The Sellers have filed or shall file a notice of potential assumption (the “Assumption Notice”) with the Bankruptcy Court and served such Assumption Notice on each counterparty to a Designated Contract listed thereon. The Assumption Notice identifies all Designated Contracts that the Sellers and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and sets forth a good faith estimate of the amount of Cure Costs applicable to each such Designated Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Designated Contract, the amount of such Cure Cost designated for such Designated Contract shall be “$0.00”). In accordance with the Bid Procedures Order, Purchaser reserves the right to supplement and/or modify such list of Designated Contracts and have the Sellers provide additional notice thereof, as applicable, and to remove a Designated Contract from, or add a Contract to, the list of Designated Contracts, up to the Closing Date.

(c) On or before the date that is one (1) Business Day after the Auction or the cancellation thereof, Purchaser shall provide to Sellers a list of those Potential Assigned Contracts that it intends to be assumed by the Sellers and assigned to Purchaser at the Closing (the “Designated Contracts”). Purchaser shall be entitled, in its sole discretion, to add any Potential Assigned Contract to the list of Designated Contracts, in each case, at any time prior to the Closing Date by providing the Sellers written notice of such addition, as applicable. The Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Designated Contracts and to determine the amount of any Cure Costs. At the Closing, the Sellers shall assume and assign to Purchaser the Assigned Contracts, in each case, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by Purchaser of adequate assurance and payment of Cure Costs as may be required under Section 365 of the Bankruptcy Code and the terms of the Sale Order.

(d) Purchaser shall make provision for the payment in cash of any Cure Costs at Closing in accordance with the Sale Order.

(e) On or prior to the date that is two Business Days prior to the Closing Date, the Sellers shall have made available to Purchaser true and complete copies of all Designated Contracts, or otherwise provide Purchaser with access to such true and complete copies of such Designated Contracts. The Sellers shall, at Purchaser’s request, use commercially reasonable efforts to facilitate introductions to the counterparties to any Contract pertaining to the Transferred Assets, and Purchaser may (during the period between the date hereof and Closing) discuss with each such counterparty the terms on which Purchaser is willing to assume such Contract. Upon an agreement between Purchaser and the applicable counterparty to any Designated Contract on any Cure Costs that shall be payable in connection with assignment and assumption of such Designated Contract, which agreement is binding on the counterparty pursuant to an order of the Bankruptcy Court, such amount shall be deemed to be the Cure Costs applicable to such Designated Contract for all purposes hereunder.

(f) If Purchaser exercises its rights in this Section 5.3 to add or remove a Potential Assigned Contract as a Designated Contract, then the Parties acknowledge and agree that there will be no increase or reduction in the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing as a result thereof.

5.4 No Successor Liability. The Parties agree that the Sale Order shall provide that to the fullest extent permitted under Section 363(f) of the Bankruptcy Code, (a) Purchaser shall not be liable for any Liability or Lien (other than Assumed Liabilities) against the Sellers or any of their predecessors; and (b) Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Assets or any Liabilities of the Sellers arising on or prior to the Closing Date.

Article 6
PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on SCHEDULE 6.1, (ii) with the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as is expressly contemplated by this Agreement, or (iv) as is required by applicable Law, including in connection with public reporting Laws and obligations (including the Securities and Exchange Act of 1934, as amended) or applicable stock exchange rule or policy, or by Order of the Bankruptcy Court, from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) The Sellers shall maintain and preserve their respective assets and properties constituting Transferred Assets in good working order, condition and repair consistent with past practice, and comply with all applicable Laws and Orders applicable to the Transferred Assets;

(b) Sellers shall continue to keep the Transferred Assets in compliance with the Warming Requirements; and

(c) The Sellers shall not:

(i) (A) sell, license, abandon, convey, transfer, assign, divest, or otherwise dispose of any asset or property constituting Transferred Assets other than, in each case, inventory and obsolete assets sold or otherwise disposed of in the ordinary course of business consistent with past practice, or (B) effect any sale (whether by merger, consolidation, acquisition of stock or assets or otherwise) of the Business in which;

(ii) create or assume any mortgage or pledge, or impose any Lien on, or in any other way encumber, any asset or property constituting Transferred Assets, except as required by applicable Law;

(iii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any Person or otherwise acquire any assets that, as of the Closing, would constitute Transferred Assets, except for the acquisition of assets and inventory in the ordinary course of business consistent with past practice;

(iv) (A) except as ordered by the Bankruptcy Court, amend, modify, terminate or permit the lapse of any Designated Contract or waive, release or assign any material rights or material claims thereunder, or (B) take any action, or omit to take any action, that would reasonably be expected to result in a default under or material breach of any Designated Contract;

(v) enter into any Contract that materially limits or otherwise restricts the use or saleability of the Transferred Assets or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Purchaser’s use of the Transferred Assets;

(vi) liquidate, dissolve, recapitalize or otherwise wind up its operations related to the Transferred Assets;

(vii)  reject any Potential Assigned Contracts;

(viii) cancel or alter any insurance coverage with respect to the Transferred Assets; or

(ix) enter into a binding agreement or agree, whether in writing or otherwise, to do any of the foregoing.

(d) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.

6.2 Access; Confidentiality.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Sellers shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least two Business Days’ prior notice), and subject to any reasonable limitations resulting from any Public Health Measures, (x) to the personnel, employees, properties, offices, plants, facilities, and books and records of the Sellers related to the Transferred Assets and (y) to the Facilities to inspect the Transferred Assets and to monitor Sellers compliance with its covenants herein, including, without limitation the covenants set forth in Section 6.1; provided, however, that (i) all requests for access shall be directed to Mark Podgainy (mpodgainy@getzlerhenrich.com) or such other person as the Sellers may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities shall not unreasonably interfere with the ongoing business or operations of the Sellers, (iii) the Sellers shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any soil, water, air or vapor sampling or analysis of environmental media, including, without limitation, any Phase I or Phase II environmental site assessments, (v) such access or related activities shall not cause a violation of any agreement to which a Seller is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with Privacy Requirements, and (vii) nothing herein shall require the Sellers or their representatives to furnish to Purchaser, or provide Purchaser with access to, information that (A) is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege, or (B) legal counsel for the Sellers reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law or applicable stock exchange rule or policy.

(b) Reserved.

(c) Any information provided by the Sellers or their representatives to Purchaser or its representatives pursuant to this Section 6.2 is confidential information and subject to the terms and conditions of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing and subject to the terms thereof, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Sellers (and not the Business), which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.2 shall limit the ability of the Parties or any of their respective Affiliates to make any disclosure to their respective tax advisors or any taxing authority or other Governmental Authority.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement (including Section 5.1), each of the Parties agrees to use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including satisfying the conditions precedent set forth in Article 8 applicable to such Party and executing any additional instruments reasonably requested by the other Party (without cost or expense to the executing Party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of the “reasonable best efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither Party nor its any of its respective Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party, to waive or surrender any right, to modify any agreement (including any Assigned Contract or Potential Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Sellers will give, or cause to be given, applicable notices to third parties and thereafter will use their commercially reasonable efforts (as limited by Section 6.3) to obtain the third-party consents set forth on SCHEDULE 6.4; provided, however, that no representation, warranty or covenant of the Sellers shall be breached or deemed breached as a result of (a) the failure to obtain any such third-party consent, provided the Sellers are otherwise in compliance with the terms of this Section 6.4, (b) any termination of a Contract as a result of the failure to, or Purchaser’s election not to, obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.5 Regulatory Matters and Approvals.

(a) Each of Purchaser and the Sellers will provide any notices to and make any filings with any Governmental Authority that are necessary to consummate the Transactions, including to assign or transfer the Permits to Purchaser or its designated Affiliate. Without limiting the generality of the foregoing, the Sellers and Purchaser shall prepare and file as promptly as practicable all documentation to effect any necessary notices, reports and other filings and to obtain as promptly as practicable all Consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions.

(b) Each Party will promptly notify the other Party of any written or oral communication made to or received by such Party from any Governmental Authority regarding the Transactions, and subject to applicable Law and applicable stock exchange rules and policies, (i) permit the other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance, and to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend, and (iii) subject to Section 6.2, furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that this Agreement shall not obligate either Party to disclose to the other Party such portions of any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff as the Party to such correspondence, filing or communication may reasonably deem competitively-sensitive, privileged or confidential vis-à-vis the other Party, except that it shall disclose matters to the external counsel of the other Party to the extent reasonably necessary in order to enable the Party to fulfill its cooperation obligations in this Section 6.5.

6.6 Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by applicable Law, neither Purchaser nor the Sellers shall, and Purchaser and the Sellers shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser (in the case of a press release or public announcement by the Sellers) and the Sellers (in the case of a press release or public announcement by Purchaser); provided, however, that each Party and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as such Party may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement, or any other agreement to which such Party or any such Affiliate is a party; provided, further, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that it determines in good faith, based on consultation with counsel, that such disclosure is required by Law, Order or stock exchange rule, policy or listing agreement (including any filings required to be made by any of the Parties or their respective Affiliates on Form 8-K, Form 13D or otherwise pursuant to securities Laws), in which case the Party making such determination shall, if practicable under the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance or publication (it being understood and hereby agreed that the final form and content of any such release or announcement, as well as the timing of any such release or announcement shall be at the final discretion of the disclosing party). Purchaser and the Sellers shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the Parties and approval to which shall not be unreasonably withheld.

6.7 Update of Schedules; Knowledge of Breach.

(a) From time to time prior to the date that is five (5) Business Days prior to the Closing Date, the Sellers may supplement or amend the Schedules to Article 3 with respect to any matter, other than any Tax matter, hereafter first arising or discovered in the ordinary course of business and in accordance with Section 6.1 which, if existing or known by the Sellers at the date of this Agreement, would have been required to be set forth or described in such Schedules. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified or updated in accordance with this Section 6.7.

(b) If, prior to the Closing, the Sellers or Purchaser shall have reason to believe that any breach of a representation or warranty of the Sellers has occurred (in the case of Purchaser, other than through notice from the Sellers), such Party shall promptly so notify the other Party in reasonable detail. Such notice shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied or otherwise.

(c) Nothing in this Agreement, including this Section 6.7, shall imply that the Sellers are making any representation or warranty as of any date other than the date hereof and the Closing Date (other than representations and warranties that expressly relate to an earlier date).

6.8 Notification of Certain Matters. Until the Closing, each Party shall promptly notify the other Party in writing of any event, change, circumstance, condition, state of facts, occurrence, development or effect of which it is aware that will or is reasonably likely to result in the failure of any of the conditions set forth in Article 8 to be satisfied.

Article 7
POST-CLOSING COVENANTS

7.1 Reserved.

7.2 Post-Closing Receipt and Possession of Assets. In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Sellers of its receipt or possession of such other Excluded Asset and transfer, if so requested by the Sellers, at the Sellers’ expense, such Excluded Asset to the Sellers. In the event that, after the Closing Date, the Sellers receive or otherwise are in possession of any other Transferred Asset, the Sellers shall promptly notify Purchaser of their receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Sellers were required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Sellers’ expense), such Transferred Asset to Purchaser.

7.3 Tax Matters.

(a) The Sellers shall be responsible for preparing or causing to be prepared all Asset Tax Returns for the Pre-Closing Tax Periods that are required to be filed after the Closing. After the Closing, Purchaser will assist and cooperate with the Sellers in preparing such Asset Tax Returns.

(b) Purchaser shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Asset Tax Returns that are required to be filed for any Straddle Period, if any. Purchaser shall prepare such Tax Returns in a manner consistent with past practice to the extent permitted by applicable Law and shall provide the Sellers with completed drafts of such Tax Returns for the Sellers’ review and reasonable comment at least 20 days prior to the due date for filing thereof, taking into account extensions (or, if such due date is within 20 days following the Closing Date, as promptly as practicable following the Closing Date) and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers to the extent permitted by applicable Law.

(c) The Sellers shall be liable for all Seller Taxes, and Purchaser shall be liable for all other Asset Taxes. For purposes of this Agreement, in the case of any Straddle Period, (i) Asset Taxes based on or measured by sales or use, employment, or withholding or otherwise imposed on a transactional basis allocated to the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date, and (ii) any other Asset Taxes shall be allocated to the portion of such Straddle Period ending on the Closing Date by prorating the amount of such Tax for the entire taxable period per diem. For the avoidance of doubt, to the extent the Sellers have prepaid or deposited any amounts of any Asset Taxes prior to the Closing, the Sellers shall receive credit for such amounts in determining the net amount of Asset Taxes that Sellers continue to be liable for pursuant to this Agreement.

(d) After the Closing, each of the Sellers and Purchaser shall (and shall cause their respective Affiliates to), at the expense of the requesting party:

(i) assist and cooperate in good faith with the requesting party in the payment of any Asset Taxes to the applicable Governmental Authority due on any Asset Tax Return that is required to be filed for a Straddle Period and for which such non-requesting party is a liable for pursuant to Section 7.3(c) (provided that, for the avoidance of doubt, the payment of any Taxes by a non-requesting party pursuant to this Section 7.3(d)(i) shall be at the expense of such non-requesting party);

(ii) reasonably cooperate in preparing for and defending any audits or proceedings of or disputes with Governmental Authorities regarding any Tax Returns required to be filed by, or Taxes related to the Transferred Assets due from, the Sellers for any Pre-Closing Tax Period or Straddle Period;

(iii) maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other Party as reasonably requested and to any Governmental Authority as reasonably required, all information, records and documents relating to Taxes related to the Transferred Assets for any Pre-Closing Tax Period or Straddle Period; and

(iv) furnish the other Party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit, proceeding, assessment or information request relating to Taxes related to the Transferred Assets for a Pre-Closing Tax Period or Straddle Period, and furnish the other Party with copies of all records and documents relating to Taxes related to the Transferred Assets for a Pre-Closing Tax Period or Straddle Period that are proposed to be destroyed (and not otherwise in the possession of such other Party).

7.4 Transferred Assets. Sellers shall continue to comply with the Warming Requirements until the close of the Access Period.

7.5 Access. During the Access Period, Sellers shall provide Purchaser full and unfettered access to Sellers’ Facilities until the close of the Access Period pursuant to the terms of the Access Agreements. Sellers shall remain in full compliance with their obligations under the leases for and loan agreements secured by the Facilities during the Access Period.

7.6 Access Period Liabilities Holdback. The Access Period Liabilities shall be timely paid Sellers as and when due. If any Access Period Liabilities are not timely paid by Sellers, Purchaser may pay such Access Period Liabilities from the Access Period Liabilities Holdback.

Article 8
CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction (or to the extent permitted by applicable Law, waiver by the Sellers and Purchaser), at or prior to the Closing, of each of the following conditions:

(a) No Injunctions or Restraints. No Law preventing the consummation of the Transactions shall be in effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Bid Procedures Order and the Sale Order.

8.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the Seller Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be true and correct in all material respects as of such date).

(b) Performance of Covenants and Obligations. The Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by them under this Agreement at or prior to the Closing.

(c) Closing Deliverables. The Sellers shall have delivered to Purchaser the closing deliverables required to be delivered by the Sellers pursuant to Section 2.7(a) and Section 2.7(c).

(d) Inspection. Purchaser shall have completed the Inspection and determined that the Transferred Assets have been maintained in the Pre-Inspection Condition, in all material respects, and have not deteriorated from the Pre-Inspection Condition (except where any such deterioration from the Pre-Inspection Condition would not, individually or in the aggregate, be material to the Transferred Assets) and that the Warming Requirements have been met.

8.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Sellers), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Purchaser Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be true and correct in all material respects as of such date), and (ii) each of the other representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to materiality (including the word “material”) or words of similar import set forth therein) as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be so true and correct as of such date), except, with respect to this clause (i) only, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially impair or delay Purchaser’s performance of its obligations under this Agreement or the Related Documents or the consummation of the Transactions.

(b) Performance of Covenants and Obligations. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c) Closing Deliverables. Purchaser shall have delivered to Sellers the closing deliverables required to be delivered by Purchaser pursuant to Section 2.7(a) and Section2.7(b).

Article 9
TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Sellers;

(b) by Purchaser, if (i) the Sellers withdraw the Sale Motion or the Sale Motion is denied, (ii) the Sellers move to voluntarily dismiss the Bankruptcy Cases or the Bankruptcy Court otherwise orders, (iii) the Sellers move for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code or the Bankruptcy Court otherwise orders, (iv) the Sellers move for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases or the Bankruptcy Court otherwise orders, (v) Purchaser is not selected as the Successful Bidder or the Backup Bidder at the conclusion of the Auction, (vi) the Bidding Procedures Order is not entered within twenty-eight (28) days after the Petition Date, unless otherwise agreed by Seller, or (vii) the Sale Order is not entered within one hundred eight (108) days after the Petition Date, unless otherwise agreed by Seller;

(c) by Purchaser, by written notice from Purchaser to the Sellers, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Sellers in this Agreement, and such breach or inaccuracy would result in a failure of any of the conditions in Section 8.1 or Section 8.2 to be satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Sellers prior to the earlier of (i) 20 Business Days after receipt of written notice from Purchaser requesting such breach or inaccuracy be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach or inaccuracy, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(d) by the Sellers, by written notice from the Sellers to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, and such breach or inaccuracy would result in a failure of any of the conditions in Section 8.1 or Section 8.3 to be satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 20 Business Days after receipt of written notice from the Sellers requesting such breach or inaccuracy be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Sellers if the failure of the Sellers to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach or inaccuracy, or if the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Sellers in this Agreement;

(e) by Purchaser or the Sellers, by written notice from Purchaser or the Sellers to the other, if (i) any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and in the case of Orders and other actions, such Order or other action shall have become a Final Order, or (ii) the Bankruptcy Court rules that it does not approve this Agreement for any reason; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to the Party seeking to terminate if any action of such Party or any failure of such Party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(f) by Purchaser or the Sellers, by written notice from Purchaser or the Sellers to the other, if the Closing has not occurred on or prior to the one hundred thirteenth (113th) day after the Petition Date (the “Outside Date”); provided, however, that the Party exercising the right to terminate this Agreement pursuant to this Section 9.1(f) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement; or

(g) by Purchaser or Sellers, by written notice to the other, if Sellers consummate an Alternative Transaction.

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate without further Liability or obligation to the other Party; provided, however, that, notwithstanding the foregoing, (i) the Liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 2.8(c), Section 6.2(c), this Section 9.2 and Article 10 shall continue in full force and effect, and (ii) nothing in this Section 9.2 shall relieve any Party from Liability for any breach of this Agreement occurring prior to any such termination. In the event of a termination of this Agreement pursuant to Section 9.1(e), the Deposit Escrow Amount shall be forfeited by the Purchaser to the Sellers and Purchaser shall return the Expense Reimbursement Deposit to Sellers within five (5) Business Days.

(b) Without limiting the foregoing, recognizing Purchaser’s expenditure of time, energy and resources, and the benefits that these efforts will provide to the Bankruptcy Cases, if this Agreement is terminated, other than pursuant to Section 9.1(d), and Purchaser is not then in material breach of its obligations hereunder, then, within five (5) Business Days of such termination, Sellers shall pay or cause to be paid to Purchaser the Bid Protections (less the Expense Reimbursement Deposit to the extent already paid), by wire transfer of immediately available funds, to the account designated by Purchaser.

(c) Sellers’ obligation to pay the Bid Protections pursuant to this Section 9.2 shall be subject to Bankruptcy Court approval, shall survive any termination of this Agreement, and shall constitute an administrative expense of the Bankruptcy Cases under Section 503(b) of the Bankruptcy Code. Each Seller acknowledges and agrees that such Seller’s obligation to pay the Bid Protections pursuant to this Section 9.2 is an integral part of the transactions contemplated by this Agreement, without which Purchaser would not have entered into this Agreement.

(d) The Parties hereto further acknowledge that the damages resulting from termination of this Agreement under circumstances where Purchaser is entitled to the Bid Protections are uncertain and incapable of accurate calculation, and that payment of the Bid Protections to Purchaser is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate Purchaser in circumstances where Purchaser is entitled to the Bid Protections for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the Bid Protections, if payable pursuant to this Section 9.2, shall be in addition to the return of the Deposit Escrow Amount if the Deposit Escrow Amount is otherwise subject to refund to Purchaser.

Article 10
GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.8, Section 6.2, Section 9.2, this Article 10 and the Confidentiality Agreement shall survive the Closing.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the Parties with respect to such subject matter or any prior course of dealings. The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the Parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the Parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and if applicable, the Related Documents) executed by, in the case of an amendment, supplement or change, the Sellers and Purchaser, and in the case of a waiver, the party against whom enforcement of any such waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law. No Party shall assert, and each Party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement (including, for the avoidance of doubt, with respect to the Bid Protections), including as set forth in Section 2.9, all costs and expenses incurred by the Parties in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the Party that has incurred such expenses.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, and (c) if delivered by electronic mail on the date of transmission, if sent on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party in accordance with this Section 10.16):

If to Purchaser:

Gordon Brothers Commercial & Industrial, LLC

101 Huntington Avenue

11th Floor

Boston, Massachusetts 02199

Attention: Jim Lightburn and David Braun

Email: jlightburn@gordonbrothers.com and dbraun@gordonbrothers.com with a copy to (which will not constitute notice):

Blank Rome LLP

444 West Lake Street

Suite 1650

Attention: Kenneth J. Ottaviano and Paige B. Tinkham

Email: Ken.Ottaviano@blankrome.com; Paige.Tinkham@blankrome.com

If to the Sellers:

Akoustis, Inc.

9805 Northcross Center Court, Suite A

Huntersville, North Carolina 28078

Attention: Mark Podgainy

Email: mpodgainy@getzlerhenrich.com

with a copy to (which will not constitute notice):

Raymond James & Associates

320 Park Avenue

New York, New York 10022

Attention: Michael Pokrassa; Alec Haesler

Email: Michael.Pokrassa@RaymondJames.com;
Alex.Haesler@RaymondJames.com

with a copy to (which will not constitute notice):

K&L Gates LLP

Southeast Financial Center, Suite 3900

200 South Biscayne Blvd.

Miami, Florida 33131

Attention: Jeffrey T. Kucera

Email: jeffrey.kucera@klgates.com

and

K&L Gates LLP

301 Hillsborough Street, Suite 1200

Raleigh, North Carolina 27603

Attention: Margaret R. Westbrook

Email: margaret.westbrook@klgates.com

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining any Party’s intent or the effectiveness of such signature.

10.8 Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.9 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.16, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such court. The Parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in the Bankruptcy Court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.16 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the Parties. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any Party at any time, whether or not by operation of law, without the prior written consent of the Sellers and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any of its Affiliates or to any successor entity, in whole or from time to time in part, including to purchase any or all of the Transferred Assets, and (b) the Sellers may assign any of their rights or delegate any of their duties under this Agreement to any of their Affiliates or to any successor entity (including any liquidating trust) pursuant to a chapter 11 plan confirmed by the Bankruptcy Court; provided, further, however, that, in each case, such assignment shall not release the Parties from their obligations under this Agreement. Upon any such permitted assignment, the references in this Agreement to a Seller or Purchaser will also apply to such assignee unless the context requires otherwise.

10.13 Specific Enforcement; Remedies. The Parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Sellers, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Sellers or Purchaser, as applicable, to cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Sellers nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. Each of the Parties hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Sellers to remedy any breach of any representation or warranty of the Sellers.

10.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15 No Personal Liability of Directors, Officers and Owners. Except with respect to any claim for Fraud, (a) all Related Claims may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”) and (b) no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim, and to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases all such Liabilities, rights, claims, demands, or causes of action against any such Nonparty Affiliates, and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16 General Release.

(a) Effective as of the Closing, the Sellers, on behalf of themselves, their Affiliates and each of their respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser, any subsidiary of Purchaser, and their respective Affiliates and each of the foregoing’s respective past, present and/or future directors (and Persons in similar positions), managers, officers, employees, agents, general or limited partners, management companies, stockholders, members, equity holders, controlling Persons, other representatives and Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing, from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity with respect to the Transferred Assets and Assumed Liabilities, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, except to the extent such actions or omissions constitute Fraud or willful misconduct. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Sellers and their respective Affiliates and each of the foregoing’s respective past, present and/or future directors (and Persons in similar positions), managers, officers, employees, agents, general or limited partners, management companies, stockholders, members, equity holders, controlling Persons, other representatives and Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing, from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity with respect to the Excluded Assets and Excluded Liabilities, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, except to the extent such actions or omissions constitute Fraud or willful misconduct. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

10.17 Legal Representation. Purchaser and the Sellers acknowledge and agree that the Law Firm has represented the Sellers and their Affiliates in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Sellers, their Affiliates and their respective partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information arising from communications prior to the Closing between the Sellers (including any one or more officers, directors or stockholders of the Sellers), on the one hand, and the Law Firm, on the other hand, relating to the negotiation, preparation, execution or delivery of this Agreement or any Related Document or the consummation of the Transactions that is, immediately prior to the Closing, subject to attorney-client privilege, evidentiary privileges (including the work product doctrine), or attorney-client confidence under applicable Law (“Attorney-Client Information”), are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, the Sellers for the benefit and on behalf of the Seller Group Members, and upon request, it shall convey and transfer any Attorney-Client Information to the Sellers; (b) acknowledges and agrees that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such Attorney-Client Information in the possession of the Law Firm or the Seller Group Members at the Closing; (c) agrees not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaims the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; and (e) consents to the Law Firm’s representation after the Closing of any Seller Group Member in any Action to the extent relating to the Transactions and consents to and waives any conflict of interest arising therefrom without the need for any future waiver or consent. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the Sellers; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the Sellers in writing of such requirement (without making disclosure) and shall provide the Sellers with such commercially reasonable cooperation and assistance to enable the Sellers to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

GORDON BROTHERS COMMERCIAL & INDUSTRIAL, LLC

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

SELLERS:

AKOUSTIS TECHNOLOGIES, INC.

By:
Name:
Title:

AKOUSTIS, INC.

By:
Name:
Title:

Griding and Dicing SERVICES, INC.

By:
Name:
Title:

RFMI INTEGRATED DEVICE INC.

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

ANNEX A

Sharing Min	Sharing Max	Excess Proceeds	Company Sharing %	GB Sharing %
GB Guarantee Purchase Price: $ 7,0 00,000
7,000,000	8,400,000	1,400,000	0.00%	100.00%
8,400,000	10,000,000	1,600,000	80.00%	20.00%
10,000,000	12,000,000	2,000,000	70.00%	30.00%
12,000,000	14,500,000	2,500,000	50.00%	50.00%
14,500,000			40.00%	60.00%